                                                                    EXHIBIT 10.1


                              LETTER OF AGREEMENT
                              -------------------

THIS LETTER OF AGREEMENT is made as of February 7, 2000.

BETWEEN:
          USA VIDEO INTERACTIVE CORP.
          of 70 Essex Street
          Mystic, CT 06355
          ("USA")
                                                               OF THE FIRST PART
AND:
          VIANET TECHNOLOGIES
          3401 E. University #204
          Denton, TX  76208
          ("VIANET")
                                                              OF THE SECOND PART

WHEREAS:

A. USA has USA Video-on-Demand(TM) and other expertise with Wavelet technologies that can enhance delivery of video/audio via the Internet and other systems, and expertise in designing and installing video solutions; and

B.   USA holds patents on store and forward video-on-demand technology;

C. USA has extensive experience in UNIX based software applications for Sun, HP, and Silicon Graphics computer systems using C, C++, Java and X/Motif languages and windowing systems; and

D. VIANET is a leading developer of Wavelet technology; and USA and VIANET have a contract in place whereby VIANET provides USA with Wavelet technology for use in USA service offerings, including an agreement that VIANET will provide Wavelet technologies to USA for incorporation in decoding applications.

E. USA and VIANET plan to develop a Wavelet technology that operates with Unix operating systems.

NOW THEREFORE, in view of the premises and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby covenant and agree as follows:

1. The companies will develop a Unix Wavelet product with completion of a test/demonstration version targeted for the second or third quarter of 2000.

2. Vianet will port its LSRT, LSVM and LSVCPeak15 decoding codecs to the UNIX Sun platform for use by USA.

3. USA will be allowed to use the object code in their USA Video developed media players.

4. The end resulting decoding codecs will be licensed to USA at an exclusive level for marketing to Unix-based educational and corporate training market applications and our preferred marketing arm for all others.

5. USA agrees to a 50/50 revenue split or per unit cost (TBD), which ever is greater, for all Unix based decoding applications sold with the Vianet Unix decoding codec included.

6. Ownership of the source code and ownership of the resultant decoding codec remains solely that of Vianet.

7. USA will contract with VIANET for technical support and assistance at competitive technical support rates; likewise, VIANET will contract with USA for technical support and assistance at competitive technical support rates.

8. USA will pay for 50% of the development costs of the ported unix decoding codec. Costs and payment schedules to be determined based on work scope.

9. A joint press release will be released announcing the joint development program stating that USA and VIANET are going to jointly develop a Unix solution for the Sun Unix operating system and that USA has exclusive marketing rights to the resultant product in the Unix educational and corporate training market.

10. "Powered by Lightning Strike" will be in all future press releases where USA describes its VIANET-licensed Wavelet product.

11. USA will be listed as "a preferred provider of VIANET-enabled Wavelet compressed streaming video and video on demand" in all future Vianet press releases where the Unix Wavelet product is described.

12. Both USA's and VIANET's websites will represent and display each other as a partner.

13.  USA will use the codecs under its own player.

14. USA will provide detailed product designs and plan of action and milestones for all efforts related to the Unix system conversion(s) and system improvements.

15.  USA and VIANET will hold regular engineering and progress review meetings.

16.  USA and VIANET will establish and document product test procedures.

17. USA and VIANET will collaborate on Alpha and Beta level products including installation scripts/procedures and documentation for review prior to product finalization.

18. VIANET and USA will publicize and otherwise promote this contract and ongoing relationships as appropriate. There will be mutual review and approval of press releases and other publicity regarding these projects and relationships.

19. USA and VIANET will explore additional means of working together for worldwide distribution of specific products and services.

20. The employees of USA or VIANET shall not be deemed to be employees of the other party. Neither party shall be authorized to obligate or to bind, in any manner, the other party to any contract, affirmation, representation, warranty or other obligation concerning the sale of services, or to act in the name of the other party.

21. Neither party shall, in any event, be liable to the other party for any indirect, special, incidental or consequential damages, including, but not limited to, loss of revenue, cost of capital, loss of business reputation or opportunity arising from the good faith performance of this Agreement.

22. Unless terminated earlier as provided herein, the term of this Agreement shall commence on the date first set forth above and shall continue in effect for twelve consecutive months (the "Term"). Thereafter, this Agreement will be renewed annually by mutual agreement.

23. This Agreement may be terminated by either party during the Term or any renewal thereafter on 30 days prior written notice to the other party, subject to the terminating party fulfilling all outstanding commitments and obligations thereto.

24. In the event either party has defaulted in its performance of this Agreement, the other party shall provide written notification to the defaulting party of such default. If the defaulting party fails to correct such default within 30 days, the other party, upon written notice to the defaulting party, may terminate this Agreement and recover whatever damages may be recoverable against the defaulting party by operation of law.

25. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut. The parties hereto agree to submit to the exclusive jurisdiction of the Courts of Connecticut in the event of a dispute.

26.  This Agreement may be subject to regulatory approval.


USA VIDEO INTERACTIVE CORP.                   VIANET TECHNOLOGIES

_____________________________                 ___________________________
Authorized Signatory                          Authorized Signatory


Edwin Molina, President                       ___________________________
                                              Name

                                              ___________________________
                                              Title